Exhibit (b)(13)

Twelfth Amendment to Credit Agreement
This Twelfth Amendment to Credit Agreement (herein, the “Amendment”) is entered into as of March 19, 2021, between Alpha Core Strategies Fund, a Delaware statutory trust (the “Borrower”), and Bank of Montreal, Chicago Branch (the “Lender”).
Preliminary Statements
A.          The Borrower and the Lender are parties to that certain Credit Agreement dated as of February 29, 2012, as amended (the Credit Agreement, as in effect on the date hereof, being referred to herein as the “Credit Agreement”).  All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.
B.          The Borrower has requested that the Lender make certain amendments to the Credit Agreement, and the Lender is willing to do so under the terms and conditions set forth in this Amendment.
Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
Section 1.          Amendments.
Upon the satisfaction of the conditions precedent set forth in Section 2 below, the defined terms “LIBOR Quoted Rate” and “Termination Date” set forth in Section 4.1 of the Credit Agreement shall be amended and restated to read in their entirety as follows:
“LIBOR Quoted Rate” means, for any day, the rate per annum equal to the quotient of (i) the rate per annum (rounded upwards, if necessary, to the next higher one hundred‑thousandth of a percentage point) for deposits in U.S. Dollars for a one‑month interest period as reported on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Lender from time to time) as of 11:00 a.m. (London, England time) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) divided by (ii) one (1) minus the Eurodollar Reserve Percentage, provided that in no event shall the “LIBOR Quoted Rate” be less than 0.50%.
“Termination Date” shall mean March 18, 2022, or such other date on which the Commitment shall terminate as provided in this Agreement.
Section 2.          Conditions Precedent.
The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

2.1.          The Borrower and the Lender shall have executed this Amendment.
2.2.          The Lender shall have received a certificate of good standing for the Borrower (dated as of the date no earlier than 30 days prior to the date of this Agreement) from the office of the Delaware Secretary of State.
2.3.          Legal matters incident to the execution and delivery of this Amendment by the Borrower and to the transactions contemplated hereby shall be satisfactory to the Lender and its counsel.
Section 3.          Representations.
In order to induce the Lender to execute and deliver this Amendment, the Borrower hereby represents to the Lender as of the date hereof after giving effect to the Amendment that:
(a)          the representations and warranties set forth in Section 5 of the Credit Agreement are and shall be and remain true and correct (except that the representations contained in Section 5.3 shall be deemed to refer to the most recent financial statements of the Borrower delivered to the Lender);
(b)          the Borrower is in compliance with the terms and conditions of the Credit Agreement and no Default or Event of Default has occurred and is continuing under the Credit Agreement or shall result after giving effect to this Amendment;
(c)          there has been no amendment, modification, supplement or restatement to the Borrower’s Organizational Documents on file with the Lender and such Organizational Documents are in full force and effect on the date hereof; and
(d)          the resolutions of the Borrower delivered to the Lender in connection with the Credit Agreement have not been amended, modified, supplemented or revoked and such resolutions are in full force and effect on the date hereof.
Section 4.          Miscellaneous.
4.1.          Except as specifically amended herein and in the prior amendments, the Credit Agreement shall continue in full force and effect in accordance with its original terms.  Reference to this specific Amendment need not be made in the Credit Agreement, any Note, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.
4.2.          This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement.  Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original.  Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart hereof.  This Amendment shall be governed by the internal laws of the State of Illinois.
4.3.          The Borrower agrees to pay on demand all costs and expenses of or incurred by the Lender in connection with the negotiation, preparation, execution and delivery of this Amendment, including the fees and expenses of counsel for the Lender.
[Signature pages to Follow]

This Twelfth Amendment to Credit Agreement is entered into as of the date and year first above written.

Alpha Core Strategies Fund

	By:	/s/ Lizabeth Boeckmann
Name: Lizabeth Boeckmann
Its: President

Accepted and agreed to.
Bank of Montreal, Chicago Branch,
as Lender

	By:	/s/ Kathryn Huszagh
Name: Kathryn Huszagh
Its: Vice President

[Signature Page to Twelfth Amendment Credit Agreement (Strategies Fund)]